Exhibit 99.1

NEWS RELEASE
IMMEDIATE RELEASE

RUBY TUESDAY, INC. ANNOUNCES COMMENCEMENT OF OFFERING OF SENIOR NOTES

Maryville, TN - May 1, 2012 —Ruby Tuesday, Inc. (the "Company") announced today that it had commenced a private offering to eligible purchasers of Senior Notes due 2020 (the “Notes”). The proceeds from the sale of the Notes will be used to repay all outstanding indebtedness under the Company’s revolving credit facility, to redeem all of its outstanding Series B senior notes, to pay off certain of its outstanding mortgage loan obligations and for general corporate purposes, including without limitation to opportunistically repurchase shares of its outstanding common stock and to pursue potential strategic acquisitions.

The Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Company plans to offer and issue the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

For more information, contact:
Greg Ashley                                                                                     Phone:  865-379-5700